PASSAGE BIO REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS AND PROVIDES RECENT BUSINESS HIGHLIGHTS

Actively enrolling Cohort 3 (FTD-GRN) and Cohort 4 (FTD-C9orf72) patients in ongoing upliFT-D study

Aligned with the U.S. Food and Drug Administration (FDA) on an analytical approach to establish comparability of a high-productivity, suspension-based PBFT02 manufacturing process

On track to obtain regulatory feedback on FTD-GRN registrational trial design in 1H 2026

Cash runway into 1Q 2027

PHILADELPHIA – November 10, 2025 – Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today reported financial results for the third quarter ended September 30, 2025, and provided recent business highlights.

“We are pleased to report that we have opened enrollment in our third FTD-GRN and first FTD-C9orf72 patient cohorts in our ongoing upliFT-D clinical trial of PBFT02. We recognize the urgent need for the development of disease-modifying therapies for the FTD patient community, and we remain focused on advancing our study expeditiously,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “In addition, we completed a successful meeting with the FDA where we aligned on key elements of an analytical comparability plan to support the future use of our high-productivity, suspension-based manufacturing process for PBFT02 in a registrational study. As we look towards the first half of 2026, we are excited to share additional data to further inform our understanding of the potential of PBFT02 and initiate discussions with the FDA on a registrational study design in FTD-GRN.”

Recent Highlights

●	Actively enrolling Cohort 3 (FTD-GRN) and Cohort 4 (FTD-C9orf72) patients in upliFT-D study: Cohort 3 is expected to consist of five to 10 FTD-GRN patients, with patient enrollment occurring in parallel; Cohort 4 is expected to consist of three to five FTD-C9orf72 patients. Both cohorts will evaluate Dose 2 PBFT02. The company recently amended the upliFT-D trial protocol to introduce a short course of low-dose prophylactic anticoagulation and revise study inclusion criteria to allow for enrollment of patients who are prodromal or have mild cognitive impairment and to exclude patients who are more severely progressed. The amended protocol was submitted to all global trial sites and relevant health authorities and has been implemented at initial trial sites. The company plans to report updated interim safety and biomarker data from Dose 2 in the first half of 2026.

●	Aligned with the FDA on an analytical approach to establish comparability of a high-productivity, suspension-based PBFT02 manufacturing process: The company completed a Type D Chemistry, Manufacturing, and Controls (CMC) meeting with FDA, during which the company aligned with FDA on key elements of the analytical plan to establish process comparability of its suspension-based process. The GMP-ready, suspension-based PBFT02 manufacturing process has been executed at 200-liter scale, and substantially improved productivity, capsid purity, and percentage of full capsids compared to the current adherent-based manufacturing process. A single batch of the suspension-based process is estimated to yield more than 1,000 doses of PBFT02 at Dose 2 with over 90% purity and over 70% full capsids.

●	On track to obtain regulatory feedback on an FTD-GRN registrational trial design in 1H 2026: The company intends to engage with the FDA in the first half of 2026 to gain feedback on key elements of a registrational study design of PBFT02 for FTD-GRN, including the FDA’s perspective on the possibility of a single-arm registrational design with a comparison to a natural history control.

Anticipated Upcoming Milestones:

●	Report updated interim safety and biomarker data from Dose 2 in 1H 2026
●	Seek regulatory feedback on registrational trial design in FTD-GRN in 1H 2026

Third Quarter 2025 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $52.8 million as of September 30, 2025, as compared to $84.8 million as of September 30, 2024. The company expects current cash, cash equivalents and marketable securities to fund operations into 1Q 2027.
●	Research and Development (R&D) Expenses: R&D expenses were $4.3 million for the quarter ended September 30, 2025, as compared to $8.7 million for the quarter ended September 30, 2024.
●	General and Administrative (G&A) Expenses: G&A expenses were $4.3 million for the quarter ended September 30, 2025, as compared to $7.3 million for the quarter ended September 30, 2024.
●	Net Loss: Net loss was $7.7 million, or $2.44 per basic and diluted share (as adjusted for the 1-for-20 reverse stock split effected on July 14, 2025), for the quarter ended September 30, 2025, as compared to a net loss of $19.3 million, or $6.15 per basic and diluted share (as adjusted for the 1-for-20 reverse stock split effected on July 14, 2025), for the quarter ended September 30, 2024.

About upliFT-D (NCT04747431)

upliFT-D is a Phase 1/2 global, multi-center, open-label clinical trial of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with FTD-GRN or FTD-C9orf72. The clinical trial will sequentially enroll three FTD-GRN cohorts and two FTD-C9orf72 cohorts. Enrollment is currently ongoing. The primary endpoint of the clinical trial is to evaluate the safety and tolerability of PBFT02. Secondary endpoints include disease biomarkers and clinical outcome measures. upliFT-D is a two-year clinical trial with a three-year safety extension.

Passage Bio is pursuing several initiatives to support clinical trial recruitment and enrollment, including a collaborative partnership with InformedDNA to provide no-cost genetic counseling and testing for adults who have been diagnosed by their physicians with FTD. More information about upliFT-D can be found here.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical studies and the availability of clinical data from such trials; the initiation of dosing of FTD-C9orf72 patients; timing of feedback from regulatory authorities; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about cash runway; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “continue,” “could,” “should,” “target,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Passage Bio, Inc.

Balance Sheets

	(Unaudited)
(in thousands, except share and per share data)	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$52,773	$37,573
Marketable securities	—	39,183
Prepaid expenses and other current assets	1,637	838
Prepaid research and development	1,320	1,221
Total current assets	55,730	78,815
Property and equipment, net	5,159	9,331
Right of use assets - operating leases	13,001	13,803
Other assets	270	463
Total assets	$74,160	$102,412
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$952	$742
Accrued expenses and other current liabilities	4,001	6,707
Non-refundable sublicense and transition services payments	13,750	8,226
Operating lease liabilities	3,542	3,688
Total current liabilities	22,245	19,363
Operating lease liabilities - noncurrent	20,795	21,788
Total liabilities	43,040	41,151

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized; no shares issued and outstanding at both September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value: 300,000,000 shares authorized; 3,178,710 shares issued and outstanding at September 30, 2025 and 3,161,503 shares issued and outstanding at December 31, 2024	—	—
Additional paid‑in capital	722,894	720,488
Accumulated other comprehensive income (loss)	—	8
Accumulated deficit	(691,774)	(659,235)
Total stockholders’ equity	31,120	61,261
Total liabilities and stockholders’ equity	$74,160	$102,412

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
Operating expenses:
Research and development	$4,307	$8,656	$17,858	$30,621
General and administrative	4,348	7,251	14,953	20,276
Impairment of long-lived assets	—	4,795	2,637	5,233
Loss from operations	(8,655)	(20,702)	(35,448)	(56,130)
Other income (expense), net	906	1,362	2,909	4,088
Net loss	$(7,749)	$(19,340)	$(32,539)	$(52,042)
Per share information:
Net loss per share of common stock, basic and diluted	$(2.44)	$(6.15)	$(10.26)	$(17.04)
Weighted average common shares outstanding, basic and diluted	3,178,710	3,146,582	3,170,573	3,054,440
Comprehensive loss:
Net loss	$(7,749)	$(19,340)	$(32,539)	$(52,042)
Unrealized gain (loss) on marketable securities	—	99	(8)	75
Comprehensive loss	$(7,749)	$(19,241)	$(32,547)	$(51,967)

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com